Exhibit 4.18

Working Capital Loan Contract

Contract Number: [To be filled]

Important Signing Notice

To safeguard your entity’s rights, please carefully read, review, and confirm the following matters before signing this contract:

1.	Your entity has the authority to sign this contract, and if consent from others is legally required, your entity has obtained full authorization.

2.	Your entity has thoroughly read and fully understands the contract terms, paying special attention to provisions regarding liability, exemptions or limitations of the Lender’s liability, and the bolded sections.

3.	The Lender has provided explanations of the relevant terms of this contract, and your entity fully understands the meaning and legal consequences of all terms, agreeing to abide by these terms.

4.	Your entity ensures that the loan materials provided are true, legal, and valid, and is willing to assume legal responsibility for the authenticity, legality, and validity of such materials.

Working Capital Loan Contract

Parties’ Information: Refer to Article 7 of the Special Provisions of this contract. In accordance with relevant national laws and regulations, both the Borrower and the Lender, through mutual negotiation, hereby enter into this contract. This contract consists of General Provisions and Special Provisions.

General Provisions

Article 1: Loan Details

The loan amount, term, interest rate, and other details are specified in Article 8 of the Special Provisions.

1.	Joint Commitment of Borrower and Co-Borrower: The loan amount, purpose, term, interest rate, and repayment method under this contract shall be based on the loan receipt or electronic records. Any borrowing or repayment operations conducted using the Borrower’s account and password through the Lender’s business platforms (e.g., counter services, online banking, mobile banking, self-service terminals, etc.) shall be deemed as performed by the Borrower, and the legal consequences shall be jointly borne by the Borrower and Co-Borrower. The Borrower is not required to sign a loan receipt for each transaction, and the Lender’s electronic records shall prevail, unless the Borrower or Co-Borrower provides evidence proving issues with the security or reliability of the Lender’s business platform. The loan receipt and electronic records form an integral part of this contract and have the same legal effect. Loan receipts and electronic records will not be separately delivered to the Co-Borrower.

2.	Loan Prime Rate (LPR): The Loan Prime Rate refers to the rate published by the National Interbank Funding Center as authorized by the People’s Bank of China. In case of adjustments to the interest rate policy by the People’s Bank of China, such adjustments shall apply accordingly.

3.	Interest Rate Adjustments: When the loan interest rate is adjusted based on the LPR, the Lender is not required to separately notify the Borrower or Co-Borrower.

4.	Interest Calculation Method: The Lender has the right to choose between the cumulative interest method or the per-transaction interest method.

5.	Loan Disbursement Conditions: The Lender shall disburse the loan when the following conditions are met:

(1)	The Borrower provides transaction contracts or other proof of fund usage as required by the Lender.

(2)	The guarantor has completed guarantee procedures, and any collateral or pledged assets requiring insurance have been insured.

(3)	Other conditions for loan disbursement as required by the Lender.

6.	Loan Fund Payment:

(1)	The payment of loan funds under this contract shall adopt one of the following methods:

a.	Lender-Delegated Payment: The Lender, based on the Borrower’s withdrawal application and payment delegation, disburses the loan funds to the Borrower’s transaction counterparty in accordance with the agreed purpose. This method shall be used for working capital loans in the following cases:

o	A newly established credit relationship with the Borrower and the Borrower’s credit status is average.

o	The payment recipient is specific, and a single payment to one of the Borrower’s transaction counterparties exceeds RMB 10 million.

o	Other circumstances determined by the Lender.

b.	Borrower-Independent Payment: The Lender, based on the Borrower’s withdrawal application, disburses the loan funds directly to the Borrower’s account, and the Borrower independently pays the funds to the transaction counterparty in accordance with the agreed purpose. After independent payment, the Borrower shall periodically report or inform the Lender of the payment status.

(2)	The Borrower shall provide proof of fund usage, such as payment details and transaction contracts, as required by the Lender.

(3)	The Lender has the right to supervise, manage, and control the payment of loan funds per the contract, including reviewing and verifying whether the Borrower’s payment applications and proof of fund usage align with the actual purpose. Working capital loans shall not be used for shareholder dividends, investments in financial assets, fixed assets, or equity, nor for areas or purposes prohibited by the state.

(4)	If the Borrower circumvents the Lender-delegated payment by splitting payments or if abnormal usage of loan funds occurs, the Lender may alter the conditions or methods of loan disbursement and payment or treat it as a breach by the Borrower.

7.	Early Repayment: The Borrower and Co-Borrower intending to repay the principal early shall submit an application to the Lender 15 days in advance and obtain the Lender’s consent. The Lender may arrange the early repayment date based on actual circumstances. The Borrower and Co-Borrower shall execute the early repayment plan on the designated date, settling the principal, accrued interest, and any other due amounts.

Article 2: Rights and Obligations of Borrower and Co-Borrower

1.	The Borrower and Co-Borrower jointly designate the Borrower as the recipient and payment instructor for the loan funds under this contract. The Lender’s disbursement of loan funds to the Borrower or per the Borrower’s instructions (delegation) shall be deemed as fulfillment of the payment obligation to the Co-Borrower. The Borrower and Co-Borrower are jointly liable for the debt. The Borrower has the right to obtain and use the loan as agreed, and the purpose shall not be altered without the Lender’s written consent.

2.	Fulfill repayment obligations per the contract, ensuring full repayment of principal and interest by 18:00 on the repayment date. If an extension is needed, the Borrower and Co-Borrower shall submit a written application to the Lender 15 days before the loan maturity date. Upon the Lender’s approval, an extension agreement shall be signed, with the interest rate determined based on the cumulative term.

3.	Provide true, accurate, complete, and legally valid income and asset proofs, environmental and social risk reports, financial statements, account numbers of all banks, and other relevant materials as required by the Lender. If VAT invoices are needed, provide invoicing information.

4.	Accept the Lender’s inspection and supervision of their production, operations, financial activities, and loan usage.

5.	Shall not maliciously transfer assets, withdraw funds, or arbitrarily transfer shares to evade debts under this contract.

6.	When providing guarantees for other debts, notify the Lender in advance, ensuring it does not affect the Lender’s rights. Without the Lender’s written consent, assets formed by this loan shall not be used as guarantees for other debts.

7.	Notify the Lender in writing 10 days in advance of changes to the entity’s name, legal representative, articles of association, business address, scope of operations, or registered capital.

8.	For the following actions, notify the Lender in writing 30 days in advance, obtain the Lender’s consent, and either secure debt repayment measures acceptable to the Lender or repay the debt under this contract early:

(1)	Changes or potential changes to the operational or ownership structure, including but not limited to contracting, leasing, shareholding reform, joint operations, mergers, acquisitions, spin-offs, joint ventures, ownership transfers, external investments, significant increases in debt financing, applications for suspension, dissolution, or bankruptcy.

(2)	Signing contracts materially affecting operations or financial status.

(3)	Providing guarantees for own or others’ debts.

(4)	Disposing of significant assets through sale, gift, lease, loan, or transfer.

(5)	Other actions that may alter the creditor-debtor relationship or affect the Lender’s rights.

9.	In the following circumstances, notify the Lender in writing within 3 days of occurrence or potential occurrence, and implement creditor protection measures acceptable to the Lender or repay the debt early:

(1)	Suspension of production, closure, cancellation of registration, or revocation of business license.

(2)	Legal representative, key personnel, or actual controller engaging in illegal activities, litigation, or arbitration.

(3)	Operational difficulties, deteriorating financial status, breach of agreed financial indicators, cross-default events, or environmental/social risks.

(4)	Changes to name, articles of association, legal representative, address, or scope of operations.

(5)	Related-party transactions with controlling shareholders or affiliates (e.g., sales, leasing, raw material supply, fund transfers), changes in affiliate relationships, or deterioration in the operations or finances of controlling shareholders or affiliates.

(6)	Other circumstances adversely affecting debt repayment under this contract.

10.	If the guarantee under this contract undergoes changes unfavorable to the Lender’s rights, promptly inform the Lender and provide alternative guarantees acceptable to the Lender. “Changes” include but are not limited to: guarantor’s suspension, closure, dissolution, bankruptcy, deteriorating operations or finances, involvement in litigation or arbitration, reduction or potential reduction in collateral value, or collateral being seized, frozen, or otherwise encumbered.

11.	Bear all expenses related to this contract and its guarantees (e.g., insurance, transportation, registration, storage, appraisal, notarization, announcement) and all costs incurred by the Lender to enforce its rights (e.g., litigation fees, arbitration fees, attorney fees, preservation costs, etc.), except where specific national regulations or separate agreements apply.

12.	The Borrower agrees that the Lender may recall the loan early based on the Borrower’s fund recovery status.

13.	Authorize the Lender to deduct periodic principal, interest, and other due amounts from accounts opened by the Borrower and Co-Borrower within the Fujian Rural Credit Union system (including rural commercial banks).

14.	Authorize the Lender to provide personal information (e.g., name, ID number, former phone numbers) to telecom operators, Fujian Jinfuyun Credit Co., Ltd., mediation organizations, arbitration bodies, and other third-party platforms to obtain contact details for user outreach, legal debt collection, mediation, arbitration, and credit reporting. Agree to telecom operators recording and retaining calls when contacted by the Lender, mediation organizations, or arbitration bodies.

Article 3: Rights and Obligations of the Lender

1.	The Lender may request production, operational, environmental, social risk, and financial data from the Borrower and Co-Borrower, and supervise their operations, environmental and social risk management, financial activities, and loan usage.

2.	Disburse the loan fully and on time as agreed, provided the Borrower and Co-Borrower fulfill their obligations, except where delayed by national policy changes beyond the Lender’s control.

3.	If the Borrower or Co-Borrower fails to repay as agreed (including when the Lender declares early maturity), the Lender may inquire into their accounts within the Fujian Rural Credit Union system and freeze or deduct funds in RMB or other currencies to cover principal, interest, penalties, compound interest, damages, and enforcement costs. The Lender shall notify (but is not required to pre-notify) the Borrower and Co-Borrower of such actions.

4.	The Lender may monitor the cash flow of the Borrower’s designated fund recovery account and take measures (e.g., requiring rectification, early recall, additional guarantees) if anomalies or risks are detected.

5.	Keep confidential the Borrower’s and Co-Borrower’s commercial secrets and other sensitive information as required, except for internal use or where required by law.

6.	Participate in significant financing, asset sales, mergers, spin-offs, restructuring, or bankruptcy proceedings of the Borrower and Co-Borrower to protect its rights, per applicable laws and this contract.

7.	Require the Borrower and Co-Borrower to maintain or improve their annual financial status compared to the previous year at the time of loan application. If financial indicators deteriorate, the Lender may demand improvement within a specified period, failing which it may stop undisbursed loans or recall the full loan early.

8.	If the Borrower’s or Co-Borrower’s credit record with the People’s Bank of China worsens during the loan term, the Lender may stop undisbursed loans or recall the full loan early.

9.	Determine the repayment order of principal, interest, penalties, compound interest, damages, or related fees.

10.	The Lender is not liable for delays in borrowing, repayment, or inquiries due to uncontrollable events (e.g., system failures, power outages), but shall notify the Borrower and Co-Borrower promptly and mitigate losses.

11.	Use identity, property, and account information collected during loan processing solely for loan or guarantee purposes, per legal and agreed terms.

12.	Provide personal information to telecom operators, Fujian Jinfuyun Credit Co., Ltd., mediation organizations, arbitration bodies, and third-party platforms for contact, collection, mediation, arbitration, and credit reporting purposes, with consent for call recording.

Article 4: Breach Events

In any of the following events, the Lender may, individually or simultaneously: require correction within a deadline; alter payment conditions; stop disbursement and recall the loan early; adjust interest rates; reduce credit limits; downgrade risk classification; demand additional guarantees; notify regulators, associations, or relatives of the breach; announce collection via public channels; take asset preservation measures; or terminate the contract:

1.	Principal or interest overdue by 10 days or more.

2.	Other debts to the Lender overdue by 30 days or more.

3.	Unauthorized change of loan purpose.

4.	Adverse income changes.

5.	Suspension or revocation of business license, or major operational setbacks.

6.	Illegal activities.

7.	Involvement in litigation or enforcement actions.

8.	Credit deterioration, debt evasion, or loss of contact.

9.	Loss or potential loss of repayment ability.

10.	Collateral value reduction, damage, loss, seizure, or freezing.

11.	Events under Article 2, Clause 8.

12.	Events under Article 2, Clauses 9 or 10.

13.	Explicit or behavioral refusal to fulfill obligations.

14.	Inability to meet other debts or obligations.

15.	Unauthorized property transfers.

16.	Falsified application materials or failure to provide required documents.

17.	Improper withdrawal or payment of loan funds.

18.	Circumvention of delegated payment or improper payment methods.

19.	Freezing or stop-payment of designated accounts.

20.	Involvement in money laundering or telecom fraud.

21.	National policy adjustments.

22.	Other events deemed to affect the Lender’s rights.

Article 5: Other Agreements

1.	The Borrower and Co-Borrower agree that the Lender may report breaches to regulators or associations and that they accept joint disciplinary measures (e.g., credit reduction, account restrictions).

2.	If the Borrower or Co-Borrower fails to exercise rights against third parties affecting the Lender’s rights, the Lender may exercise subrogation rights, with the Borrower and Co-Borrower waiving defenses.

3.	Third-party performance of obligations requires the Lender’s consent; the Lender’s refusal does not relieve the Borrower or Co-Borrower of liability.

4.	The Lender may submit credit information to financial credit databases and query credit reports for risk management, per applicable regulations.

5.	Service Address: The parties agree that legal documents shall be served to the household registration address and the mailing address, phone number, email, fax, WeChat ID, and judicial platforms specified in Article 7 of the Special Provisions. Changes must be notified within 5 days, or service to the original address is deemed valid.

Article 6: Declarations

1.	The Borrower and Co-Borrower are fully aware of the Lender’s business scope and authority.

2.	They have read and understood all terms, with the Lender providing detailed explanations, especially of bolded sections, and they have no doubts about the terms or legal consequences.

3.	They guarantee their legal capacity to sign and perform this contract, or else compensate the Lender fully.

4.	They promise not to use loan funds for equity investments, dividends, securities, real estate, illegal lending, or prohibited areas.

Special Provisions

Article 7: Parties’ Information

Borrower: [To be filled]

●	ID Type and Number: [To be filled]

●	Legal Representative: [To be filled]

●	Authorized Agent: [To be filled]

●	Service Address:

1.	Mailing Address: [To be filled]

2.	Contact Number: [To be filled]

3.	Email: [To be filled]

4.	Fax: [To be filled]

5.	WeChat ID: [To be filled]

Co-Borrower: [To be filled]

●	ID Type and Number: [To be filled]

●	Service Address:

1.	Mailing Address: [To be filled]

2.	Contact Number: [To be filled]

3.	Email: [To be filled]

4.	Fax: [To be filled]

5.	WeChat ID: [To be filled]

Lender: Fujian Fuzhou Rural Commercial Bank Co., Ltd. [Branch to be filled]

●	Legal Representative: [To be filled]

●	Authorized Agent: [To be filled]

●	Service Address:

1.	Mailing Address: [To be filled]

2.	Contact Number: [To be filled]

3.	Email: [To be filled]

4.	Fax: [To be filled]

5.	WeChat ID: [To be filled]

Article 8: Loan Details

The Lender agrees to provide the following loan to the Borrower and Co-Borrower:

1.	Loan Amount: (Currency) RMB (In words) [To be filled].

2.	Loan Purpose: Payment of transportation fees for working capital.

3.	Loan Term: From [Year] [Month] [Day] to [Year] [Month] [Day].

4.	Interest Rate: Annual rate (simple interest), adopting Option (1):

(1)	Fixed Rate: [Rate to be filled], based on the most recent 1-year LPR on the working day prior to signing, plus/minus [N basis points]. The rate remains unchanged during the contract term, independent of LPR adjustments.

o	The most recent 1-year LPR prior to signing is [Rate], and the 5-year+ LPR is [Rate].

o	One basis point equals 0.01 percentage points.

5.	Repayment Method: Option (1):

(1)	Interest paid monthly (including penalties and compound interest), principal due at maturity. Interest payment date is the 21st of each month. Unpaid interest shall be settled with the principal on the final repayment date.

6.	Early Repayment: Interest rate remains unchanged.

Article 9: Post-Loan Fund Supervision

The Borrower shall establish a designated fund recovery account:

●	Account Number: [To be filled]

●	Bank: Fujian Fuzhou Rural Commercial Bank Co., Ltd.
The Borrower shall provide fund transaction details as required by the Lender, and operational cash flows from this loan shall be settled through this account.

Article 10: Breach of Contract

1.	Misuse of loan funds incurs a penalty interest rate of 100% above the contract rate from the date of misuse.

2.	Overdue principal incurs a penalty interest rate of 50% above the contract rate from the overdue date.

3.	Unpaid interest (pre- or post-maturity) incurs compound interest at the overdue penalty rate.

4.	If a loan is both overdue and misused, the higher penalty rate applies.

5.	Early repayment incurs a penalty as per [Rule to be filled], except for small and micro-enterprise loans.

Article 11: Other Agreements

1.	Loan guarantee: Refer to Guarantee Contract No. Jin’an Branch 20231004104.

Article 12: Co-Borrower

The Co-Borrower voluntarily shares joint liability for the debt and all costs incurred by the Lender to enforce its rights, agreeing to fulfill all Borrower obligations.

Article 13: Dispute Resolution

Disputes may be resolved through negotiation or:

1.	Litigation: Under the jurisdiction of the court at the Lender’s location, loan branch, or signing location.

Applicable law: Laws of the People’s Republic of China (excluding Hong Kong, Macao, and Taiwan).

Article 14: Effectiveness

This contract takes effect upon signing by both parties. It is executed in triplicate, with one copy each for the Borrower, Co-Borrower (if applicable), and Lender, all having equal legal effect.

Confirmation of Key Signing Contents

[Repeats Article 6 declarations]

Borrower (Signature/Seal):

Legal Representative:
Authorized Agent:

Co-Borrower (Signature/Seal):

Lender (Signature/Seal):

Legal Representative:
Authorized Agent:

Signing Date: August 20, 2024
Signing Location: Fujian Fuzhou Rural Commercial Bank Co., Ltd.